Exhibit 10.1

NITROMED, INC.
125 Spring Street
Lexington, MA 02421

March 20, 2006
(amended June 16, 2006)

Michael D. Loberg
C/o NitroMed, Inc.
125 Spring Street
Lexington, MA 02421

Dear Michael:

In connection with the cessation of your employment with NitroMed, Inc. (the “Company”) on March 20, 2006 and your resignation from the Board of Directors on April 5, 2006, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” set forth in Section 3 of  this letter agreement A if you timely sign and return this letter agreement to Lisa Kelly, Vice President of Human Resources and it becomes binding. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 4. Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. By signing this letter agreement, you agree to waive your right to change your mind and revoke your agreement during the seven (7) day period after you have signed it. Accordingly,  this letter agreement will become a binding agreement between you and the Company upon execution by both you and the Company.

If you choose not to timely sign and return this letter agreement  you shall not receive any severance benefits from the Company. Regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long term disability, will cease upon your Separation Date.

You will have until June 19, 2006 to exercise any vested stock options and rights you may have. All unvested stock rights will be cancelled on the Separation Date. A schedule which lists all of your vested and unvested stock option grants is attached hereto as Exhibit A.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement:

1.               Separation Date - Your effective date of termination from the Company is March 20, 2006 (the “Separation Date”).

2.               Board Service - You have resigned from the Board of Directors of the Company effective as of April 5, 2006.

3.               Description of Severance Benefits. In return for your timely execution and non-revocation of this letter agreement, including the release of claims in Section 4(a) below, the Company agrees to provide you with the following severance benefits (collectively, the “Severance Benefits”):

(a)          Severance Pay. Notwithstanding any provisions in the offer letter from the Company to the contrary, the Company agrees to provide you severance pay in the amount of Three Hundred Sixty One Thousand Three Hundred Twenty Eight Dollars ($361,328), which equals twelve (12) months of salary continuation at your base salary rate as of the Separation Date (the “Severance Pay”). The Severance Pay will be paid to you less all applicable state and federal taxes. Of the total Severance Pay amount, $90, 332 will be paid to you in equal bi-monthly installments beginning on March 31 , 2006 and ending on June 15, 2006, in accordance with the Company’s regular payroll procedures, and the remaining $270,996 will be paid to you in equal bi-monthly installments beginning on June 30, 2006 and ending on December 31, 2006. The Company’s obligations under this section shall continue, regardless if you accept future employment, including self-employment.

(b)         Benefits Continuation. Effective as of the Separation Date, you shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law,  29 U.S.C. § 1161 et seq. For the twelve (12) month period following the Separation Date , the Company agrees to pay on your behalf, or reimburse you, for the share of the premium costs and associated administrative fees for such group medical insurance coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the twelve (12) month period described herein, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

(c)          Acceleration of Options. On June 17, 2003, the Company granted to you an option to purchase an aggregate of 100,000 shares of the Common Stock of the Company pursuant to an Employee Incentive Stock Option Agreement (the “Option Agreement”). The Company agrees that the Option Agreement has been amended as of the Separation Date to provide that, notwithstanding the separation of your employment on March 20, 2006, the option shall vest as of the Separation Date with respect to the option to purchase 25,000 shares of common stock that would have vested on June 17, 2006.

(d)         Retention of Company Property. The Company agrees that you may retain as personal property the Company-provided laptop and the Company-provided Blackberry™ used by you during your employment; provided, however, you must first return all Company property stored in the laptop pursuant to the provisions of Section 4 below. The Company-provided laptop and the Company-provided Blackberry™ will be retained by you strictly on an “as is” basis, and you shall assume responsibility for all costs related to the laptop and the Blackberry™ after the Separation Date.

(e)          Non-Disparagement. The Company, through the Chair of its Board of Directors, agrees to direct the Company’s officers, all members of the management team and the members of the Company’s Board of Directors not to make any false, disparaging, derogatory or defamatory statements in public or in private regarding you or your employment with the Company.

4.               Releases

(a)          Company Release. In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its current officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Nothing contained in this Section 3(a) shall bar you from asserting a claim for any vested benefit or any obligation expressly set forth in this letter agreement. Moreover, the provisions of this section 3(a) do not include and will not preclude (i) any rights to defense or indemnification that you may have as a former officer of the Company or member of the Board of Directors, (ii) claims for unemployment compensation, (iii) non-termination related claims under the ERISA , (iv) claims, actions or rights arising under or to enforce the terms of this agreement, and (v) shall bar you from defending yourself against any claim brought against you by the Company or any other Released Party.

(b)         Company Release. In consideration of the undertakings, transactions and consideration recited in this agreement, the Company hereby unconditionally and irrevocably remises, releases and forever discharges you of and from any and all suits, claims, demands, interest, costs (including attorney fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of every kind and nature including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, which the Company now has, or at any time heretofore ever had, or could have had, whether known or unknown, suspected or unsuspected, against you.

Nothing contained in this Section 3(b) will preclude claims, actions or rights arising under or to enforce the terms of this agreement or shall bar the Company from defending itself against any claim brought by you against the Company or any other Released Party.

5.               Non-Disclosure, Non-Competition and Non-Solicitation Obligations - You acknowledge and reaffirm your obligations as are stated more fully in the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement you executed at the inception of your employment, each of which remains in full force and effect, including your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition.

6.               Return of Company Property — Except as provided in section 2(d) above, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.               Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.               Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging, derogatory or defamatory statements in public or in private to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding your employment with the Company, the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

9.               Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.         Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.         Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.         Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing in this section shall prevent you from providing information to your attorneys, immediate family members, tax advisors, or accountants.

13.         Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.         Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and you have waived your rights under this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15.         Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.         Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.         Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 5 herein.

Very truly yours,

NITROMED, INC.

By:	/s/ Jerry Karabelas
Jerry Karabelas
Chairman, Board of Directors

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between me and the Company and I waive my right to revoke my acceptance in seven (7) days.

/s/ Michael D. Loberg	Date	6/16/06
Employee Name: Michael D. Loberg

EXHIBIT A

Optionee Statement	Nitromed, Inc.

Exercisable as of 6/14/2006

Michael D. Loberg
86A Beacon Street
Boston, MA 02116  US

Grant Date	Expiration Date	Plan ID	Grant Type	Granted or Transferred To	Grant Price	Date Transferred Out	Outstanding	Exercisable
1/26/1998	6/19/2006	NMI 1993	Incentive	161,500	$0.7200		161,500	161,500	current
6/16/1999	6/19/2006	NMI 1993	Incentive	6,700	$1.3000		6,700	6,700	current
6/16/1999	6/19/2006	NMI 1993	Incentive	26,800	$1.3000		26,800	26,800	current
1/30/2001	6/19/2006	NMI 1993	Incentive	60,000	$2.0000		60,000	60,000	current
6/17/2003	6/19/2006	NMI 2003	Incentive	100,000	$2.0000		75,000	75,000	current
12/1/2003	6/19/2006	NMI 2003	Non-Qualified	114,424	$7.9800		61,954	61,954	current
12/1/2003	6/19/2006	NMI 2003	Incentive	15,576	$7.9800		3,046	3,046	current
5/18/2004	6/19/2006	NMI 2003	Non-Qualified	136,755	$7.5500		37,500	37,500	current
5/18/2004	6/19/2006	NMI 2003	Incentive	13,245	$7.5500		0	0	current
5/16/2005	6/19/2006	NMI 2003	Non-Qualified	109,329	$14.9900		0	0	current
5/16/2005	6/19/2006	NMI 2003	Incentive	6,671	$14.9900		0	0	current
1/19/2006	6/19/2006	NMI 2003	Non-Qualified	85,281	$12.0200		0	0	current
1/19/2006	6/19/2006	NMI 2003	Incentive	8,319	$12.0200		0	0	current

Optionee Totals				844,600			432,500	432,500